M I R A G E  R E S O R T S



To:     Stephen A. Wynn               Date:  January 8, 1999
        MRI

From:   Peter C. Walsh

Re:     Stock Options

This letter confirms that you have elected to accept the exchange offer described in Daniel R. Lee's memorandum dated December 11, 1998. You have been granted the following replacement options to replace your previous options with an exercise price above $14.375:

Previous Options/1993 Plan:
           Number             Exercise Price
           ---------          --------------
           2,000,000             $16.1875

Replacement Options/1995 Plan:
           Number             Exercise Price
           ---------          --------------
           1,832,278              $14.375

If you would like to receive a prospectus covering your replacement options, please contact Sue Walker at 693-7129.




                         Exhibit 2